The Simply Good Foods Company Reports Fiscal Third Quarter 2024 Financial
Results and Updates Full Fiscal Year 2024 Outlook

Denver, CO, June 27, 2024 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen and thirty-nine weeks ended May 25, 2024. The Company completed the acquisition of Only What You Need, Inc. ("OWYN") on June 13, 2024, therefore, fiscal third quarter 2024 results exclude the performance of this brand. The reference to "legacy" Simply Good Foods in this press release encompasses Simply Good Foods' business excluding OWYN.

Third Quarter Summary:(1)
•Net sales of $334.8 million versus $324.8 million
•Net income of $41.3 million versus $35.4 million
•Earnings per diluted share (“EPS”) of $0.41 versus $0.35
•Adjusted Diluted EPS(2) of $0.50 versus $0.44
•Adjusted EBITDA(4) $71.9 million versus $66.6 million
Full fiscal year 2024 Net Sales and Adjusted EBITDA(3) outlook(4):
•Reaffirm “legacy” Simply Good Foods, excluding OWYN, net sales outlook for the full fiscal year
–Net sales expected to increase around the mid-point of the Company’s long-term algorithm of 4-6%, including the benefit of a fifty-third week. OWYN net sales are expected to be in the $25-30 million range
•Total Simply Good Foods Adjusted EBITDA,(3) expected to increase about 8% versus a previous 6-8%

"Simply Good Foods third quarter results were led by continued Quest growth, improving Atkins marketplace trends as well as strong gross margin performance," said Geoff Tanner, President, and Chief Executive Officer of Simply Good Foods. “Third quarter retail takeaway of 5.0%(5) was slightly greater than our expectations and, as expected, outpaced net sales growth of 3.1%. Gross margin improvement in the quarter, a 320 basis points increase versus last year, enabled investments in our business and solid earnings growth. Quest retail takeaway was on track with our plans, driven by strong salty snacks growth. We are pleased with the new Quest advertising that aired in March which we believe is a lever to increase household penetration. The Atkins revitalization plan is on track with some elements of the plan in market now and all elements to be in market during the second half of fiscal year 2025."

“I am very pleased we completed the acquisition of OWYN on June 13, 2024. We believe this represents a strategic win for the Company as it introduces a third complementary brand, significantly strengthening our position in the rapidly expanding RTD shake market, opens the door to a new consumer segment, and solidifies our leading position with retail partners. We also believe our scaled go-to-market capabilities will drive profitable growth through enhanced distribution, greater household penetration and a cost-efficient supply chain.”

“We are confident in our strategy and execution and believe we are positioned to drive sustained profitable growth. For the full fiscal year 2024, we continue to anticipate legacy Simply Good Foods net sales will increase around the mid-point of the Company’s long-term algorithm of 4-6%, including the benefit of a fifty-third week. OWYN net sales are expected to be in the $25-30 million range for the balance of fiscal year 2024. Given our solid year-to-date results, we expect total Simply Good Foods Adjusted EBITDA, including OWYN, to increase about 8% versus our previous estimate of 6-8%.”

Third Quarter 2024 Results

Net sales increased $10.0 million, or 3.1%, to $334.8 million. As expected, sales performance was driven by Quest volume. North America net sales increased 3.2% and International net sales declined 2.4% versus the year ago period.

Total Simply Good Foods retail takeaway for the thirteen weeks ended May 26, 2024, in the combined U.S. measured and unmeasured channels increased about 5%.(5) Quest retail takeaway in the combined U.S. measured and unmeasured channels increased about 13% and Atkins was down about 5%.

Gross profit was $133.6 million for the third quarter of fiscal 2024, an increase of $14.4 million from the year ago period. Gross margin was 39.9% in the third quarter of fiscal 2024 versus 36.7% last year, an increase of 320 basis points. The improvement in gross margin was primarily due to lower ingredient and packaging costs.

In the third quarter of fiscal 2024, the Company reported net income of $41.3 million compared to $35.4 million for the comparable period of fiscal 2023.

Operating expenses of $74.9 million increased $9.8 million versus the comparable period of 2023. Selling and marketing expenses increased $6.3 million to $36.5 million primarily due to increased investments in marketing growth initiatives. General and administrative ("G&A") expenses of $31.5 million increased $1.0 million compared to the year ago period primarily due to higher employee-related costs, stock-based compensation, and corporate expenses. Excluding stock-based compensation, as well as fees associated with last year's Term Loan amendment and executive transition costs, third quarter fiscal year 2024 G&A increased $3.0 million to $26.5 million.

In the third quarter of fiscal 2024, the Company incurred costs related to the OWYN acquisition of $2.7 million.

Net interest income and interest expense was $4.1 million, a decline of $3.1 million versus the third quarter of fiscal 2023. The interest expense component decline was due to a lower term loan debt balance versus the year ago period.

Adjusted EBITDA(3), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $71.9 million versus $66.6 million in the year ago period.

In the third quarter of fiscal 2024, the Company reported earnings per diluted share (“Diluted EPS”) of $0.41 versus $0.35 in the year ago period. The diluted weighted average total shares outstanding in the third quarter of fiscal 2024 was approximately 101.3 million versus 100.9 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.50 versus $0.44 in the year ago period.

Year-to-Date Third Quarter 2024 Highlights vs. Year-to-Date Third Quarter 2023(1)
•Net sales were $955.6 million versus $922.3 million
•Net income of $110.0 million versus $96.9 million
•Earnings per diluted share (“EPS”) of $1.09 versus $0.96
•Adjusted Diluted EPS(2) of $1.33 versus $1.18
•Adjusted EBITDA(4) of $191.7 million versus $178.3 million

Net sales increased $33.4 million, or 3.6%, to $955.6 million. The increase in sales was primarily driven by Quest volume. North America and International net sales increased 3.6% and 3.4%, respectively, versus last year.

Gross profit was $365.6 million for the thirty-nine weeks ended May 25, 2024 compared to $333.0 million in the year ago period. Gross margin was 38.3% for the year-to-date third quarter of fiscal 2024, an increase of 220 basis points. The improvement in gross margin was primarily due to lower ingredient and packaging costs.

Net income was $110.0 million compared to $96.9 million for the comparable period of 2023.

Operating expenses of $206.9 million increased $23.2 million versus the comparable period of 2023. Selling and marketing expenses were $103.1 million compared to $88.7 million in the year ago period. G&A expenses of $88.4 million increased $6.3 million during the period primarily due to higher employee costs, stock-based compensation, and corporate expenses. For the year to date third quarter of fiscal 2024, the Company incurred costs related to the OWYN acquisition of $2.7 million.

Net interest income and interest expense was $13.8 million, a decrease of $8.8 million versus the comparable period of 2023. The interest expense component decline was due to a lower term loan debt balance versus the year ago period.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 7.5% to $191.7 million.

For the year-to-date third quarter fiscal 2024, the Company reported Diluted EPS of $1.09 versus $0.96 in the year ago period. The diluted weighted average total shares outstanding for the thirty-nine weeks ended May 25, 2024, was approximately 101.2 million versus 100.8 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $1.33 versus $1.18 in the year ago period.

Balance Sheet and Cash Flow

At the end of the third quarter of fiscal 2024, the Company had cash of $208.7 million. Year-to-date third quarter fiscal 2024 cash provided by operating activities was $166.8 million, an increase of about 50% versus the year ago period. As of May 25, 2024, term loan debt was $240.0 million.

Subsequent to the end of the third quarter, on June 13, 2024, the Company completed the acquisition of OWYN. Simply Good Foods funded the cash purchase price of $280 million, excluding post-closing purchase price adjustments and before transaction related fees, through a combination of cash on its balance sheet and an incremental borrowing of $250 million under its outstanding credit facility. The incremental $250 million term loan and the then outstanding $240 million term loan balance have an interest rate of SOFR plus a credit spread adjustment equal to 0.10% for one-month SOFR, 0.15% for up to three-month SOFR and 0.25% for up to six-month SOFR, subject to a floor of 0.50%, plus 2.50% margin. The incremental portion of the term loan was priced to lenders at par. The Company expects to pay down a portion of the $490 million in total term loan debt during the balance of fiscal year 2024 and is targeting a net debt to Adjusted EBITDA ratio of around 1.25x(6) by fiscal year-end August 2024.

Outlook(4)

While early, fourth quarter fiscal 2024 retail takeaway for Quest and Atkins are tracking to the Company’s estimates. As such, the Company reaffirms "legacy" Simply Good Foods, excluding OWYN, net sales outlook for the full fiscal year. Specifically, legacy net sales are expected to increase around the mid-point of the Company’s long-term algorithm of 4-6%, including the benefit of a fifty-third week. OWYN net sales are expected to be in the $25-30 million range for the balance of fiscal year 2024.

The year-to-date strong gross margin expansion has provided the Company with flexibility to meaningfully invest in marketing and growth initiatives to drive earnings growth. Therefore, for the full year fiscal 2024, the Company expects Adjusted EBITDA(3), including OWYN, to increase about 8% compared to last year and versus a previous estimate of 6-8%.

___________________________________
(1) All comparisons for the third quarter ended May 25, 2024, versus the third quarter ended May 27, 2023.
(2) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition-related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to "Reconciliation of Adjusted Diluted Earnings Per Share" in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(3) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure. Please refer to "Reconciliation of Adjusted Diluted Earnings Per Share" in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(4) The Company does not provide a forward-looking reconciliation of Adjusted Diluted Earnings Per Share to Earnings Per Share or Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measures, expected for 2024, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.
(5) Combined IRI MULO + C-store and Company unmeasured channel estimate for the 13-weeks ending May 26, 2024.
(6) Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties ("Credit Agreement"), reduced by cash and cash equivalents, and divided by the Company's estimated full fiscal year 2024 Adjusted EBITDA, as previously defined. The Company does not provide a forward-looking reconciliation of Net Debt to Adjusted EBITDA to Net Debt to Consolidated Net Income, the most directly comparable GAAP financial measures, expected for 2024, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

Conference Call and Webcast Information
The Company will host a conference call with members of the executive management team to discuss these results today, Thursday, June 27, 2024, at 7:00 a.m. Mountain time (9:00 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263. In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through July 4, 2024, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13746996.

About The Simply Good Foods Company
The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a consumer packaged food and beverage company that is bringing nutritious snacking with ambitious goals to raise the bar on what food can be with trusted brands and innovative products. Our product portfolio consists primarily of protein bars, ready-to-drink (RTD) shakes, sweet and salty snacks, and confectionery products marketed under the Atkins™, Quest™, and OWYN™ brands. We are a company that aims to lead the nutritious snacking movement and is poised to expand our healthy lifestyle platform through innovation, organic growth, and investment opportunities in the snacking space. To learn more, visit http://www.thesimplygoodfoodscompany.com.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
(720) 768-2681
mpogharian@simplygoodfoodsco.com

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We caution you that these forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not place undue reliance on forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. These risks and uncertainties relate to, among other things, our ability to achieve our estimates of OWYN’s net sales and Adjusted EBITDA and our anticipated synergies from the acquisition of OWYN, our net leverage ratio post-acquisition, our Adjusted EPS post-acquisition, our ability to maintain OWYN personnel and effectively integrate OWYN, our operations being dependent on changes in consumer preferences and purchasing habits regarding our products, a global supply chain and effects of supply chain constraints and inflationary pressure on us and our contract manufacturers, our ability to continue to operate at a profit or to maintain our margins, the effect pandemics or other global disruptions on our business, financial condition and results of operations, the sufficiency of our sources of liquidity and capital, our ability to maintain current operation levels and implement our growth strategies, our ability to maintain and gain market acceptance for our products or new products, our ability to capitalize on attractive opportunities, our ability to respond to competition and changes in the economy including changes regarding inflation and increasing ingredient and packaging costs and labor challenges at our contract manufacturers and third party logistics providers, the amounts of or changes with respect to certain anticipated raw materials and other costs, difficulties and delays in achieving the synergies and cost savings in connection with acquisitions, changes in the business environment in which we operate including general financial, economic, capital market, regulatory and geopolitical conditions affecting us and the industry in which we operate, our ability to maintain adequate product inventory levels to timely supply customer orders, changes in taxes, tariffs, duties, governmental laws and regulations, the availability of or competition for other brands, assets or other opportunities for investment by us or to expand our business, competitive product and pricing activity, difficulties of managing growth profitably, the loss of one or more members of our management team, potential for increased costs and harm to our business resulting from unauthorized access of the information technology systems we use in our business, expansion of our wellness platform and other risks and uncertainties indicated in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

The Simply Good Foods Company and Subsidiaries
Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share and per share data)

	May 25, 2024	August 26, 2023
Assets
Current assets:
Cash	$208,681	$87,715
Accounts receivable, net	146,281	145,078
Inventories	105,921	116,591
Prepaid expenses	8,645	6,294
Other current assets	11,823	15,974
Total current assets	481,351	371,652

Long-term assets:
Property and equipment, net	22,037	24,861
Intangible assets, net	1,096,538	1,108,119
Goodwill	543,134	543,134
Other long-term assets	42,570	49,318
Total assets	$2,185,630	$2,097,084

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$56,504	$52,712
Accrued interest	1,372	1,940
Accrued expenses and other current liabilities	34,823	35,062
Current maturities of long-term debt	2	143
Total current liabilities	92,701	89,857

Long-term liabilities:
Long-term debt, less current maturities	237,661	281,649
Deferred income taxes	128,549	116,133
Other long-term liabilities	33,407	38,346
Total liabilities	492,318	525,985
See commitments and contingencies (Note 9)

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 102,500,950 and 101,929,868 shares issued at May 25, 2024 and August 26, 2023, respectively	1,025	1,019
Treasury stock, 2,365,100 shares and 2,365,100 shares at cost at May 25, 2024 and August 26, 2023, respectively	(78,451)	(78,451)
Additional paid-in-capital	1,315,005	1,303,168
Retained earnings	457,974	347,956
Accumulated other comprehensive loss	(2,241)	(2,593)
Total stockholders’ equity	1,693,312	1,571,099
Total liabilities and stockholders’ equity	$2,185,630	$2,097,084

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(Unaudited, dollars in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 25, 2024	May 27, 2023	May 25, 2024	May 27, 2023
Net sales	$334,757	$324,792	$955,634	$922,254
Cost of goods sold	201,131	205,546	590,020	589,284
Gross profit	133,626	119,246	365,614	332,970

Operating expenses:
Selling and marketing	36,464	30,168	103,097	88,650
General and administrative	31,543	30,510	88,426	82,085
Depreciation and amortization	4,142	4,363	12,711	13,035
Business transaction costs	2,703	—	2,703	—
Total operating expenses	74,852	65,041	206,937	183,770

Income from operations	58,774	54,205	158,677	149,200

Other income (expense):
Interest income	881	407	2,895	660
Interest expense	(5,028)	(7,649)	(16,658)	(23,201)
(Loss) gain on foreign currency transactions	(12)	180	191	74
Other income	102	4	108	10
Total other expense	(4,057)	(7,058)	(13,464)	(22,457)

Income before income taxes	54,717	47,147	145,213	126,743
Income tax expense	13,383	11,716	35,195	29,810
Net income	$41,334	$35,431	$110,018	$96,933

Other comprehensive income:
Foreign currency translation, net of reclassification adjustments	95	(262)	352	(431)
Comprehensive income	$41,429	$35,169	$110,370	$96,502

Earnings per share from net income:
Basic	$0.41	$0.36	$1.10	$0.98
Diluted	$0.41	$0.35	$1.09	$0.96
Weighted average shares outstanding:
Basic	100,024,230	99,518,546	99,852,203	99,404,174
Diluted	101,270,163	100,909,972	101,240,471	100,847,970

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Thirty-Nine Weeks Ended
	May 25, 2024	May 27, 2023
Operating activities
Net income	$110,018	$96,933
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,871	15,044
Amortization of deferred financing costs and debt discount	1,213	2,011
Stock compensation expense	13,209	10,456
Estimated credit (gains) losses	(167)	206
Unrealized loss on foreign currency transactions	(191)	(74)
Deferred income taxes	12,416	11,696
Amortization of operating lease right-of-use asset	5,265	5,018
Other	2,329	759
Changes in operating assets and liabilities:
Accounts receivable, net	(716)	(13,334)
Inventories	9,423	19,444
Prepaid expenses	(2,309)	(745)
Other current assets	2,248	(1,595)
Accounts payable	3,370	(16,115)
Accrued interest	(568)	(117)
Accrued expenses and other current liabilities	(705)	(15,030)
Other assets and liabilities	(3,951)	(4,145)
Net cash provided by operating activities	166,755	110,412
Investing activities
Purchases of property and equipment	(1,838)	(10,108)
Investments in intangible and other assets	(507)	(338)
Net cash used in investing activities	(2,345)	(10,446)
Financing activities
Proceeds from option exercises	4,292	5,035
Tax payments related to issuance of restricted stock units and performance stock units	(4,818)	(2,755)
Payments on finance lease obligations	(143)	(217)
Cash received on repayment of note receivable	2,100	—
Repurchase of common stock	—	(16,448)
Principal payments of long-term debt	(45,000)	(81,500)
Deferred financing costs	—	(2,694)
Net cash used in financing activities	(43,569)	(98,579)

Cash and cash equivalents
Net increase in cash	120,841	1,387
Effect of exchange rate on cash	125	(87)
Cash at beginning of period	87,715	67,494
Cash and cash equivalents at end of period	$208,681	$68,794

Reconciliation of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as alternatives to net income as an indicator of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines EBITDA as net income or loss before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude the following items: stock-based compensation expense, executive transition costs, business transaction costs, term loan transaction fees, and other non-core expenses. The Company believes that EBITDA and Adjusted EBITDA, when used in conjunction with net income, are useful to provide additional information to investors. Management of the Company uses EBITDA and Adjusted EBITDA to supplement net income because these measures reflect operating results of the on-going operations, eliminate items that are not directly attributable to the Company’s underlying operating performance, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics the Company’s management uses in its financial and operational decision making. The Company also believes that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. EBITDA and Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited table provides a reconciliation of EBITDA and Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirty-nine weeks ended May 25, 2024 and May 27, 2023:

(In thousands)	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 25, 2024	May 27, 2023	May 25, 2024	May 27, 2023
Net income	$41,334	$35,431	$110,018	$96,933
Interest income	(881)	(407)	(2,895)	(660)
Interest expense	5,028	7,649	16,658	23,201
Income tax expense	13,383	11,716	35,195	29,810
Depreciation and amortization	5,079	5,140	15,871	15,044
EBITDA	63,943	59,529	174,847	164,328
Stock-based compensation expense	4,473	4,124	13,209	10,456
Executive transition costs	355	737	721	1,158
Business transaction costs	2,703	—	2,703	—
Term loan transaction fees	—	2,423	—	2,423
Other (1)	400	(178)	199	(64)
Adjusted EBITDA	$71,874	$66,635	$191,679	$178,301
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings per share before depreciation and amortization, stock-based compensation expense, executive transition costs, business transaction costs, and term loan transaction fees, and other non-core expenses on a theoretical tax effected basis of such adjustments. The tax effect of such adjustments to Adjusted Diluted Earnings Per Share is calculated by applying an overall assumed statutory tax rate to each gross adjustment as shown in the reconciliation to Adjusted EBITDA, as previously defined. The assumed statutory tax rate reflects a normalized effective tax rate estimated based on assumptions regarding the Company's statutory and effective tax rate for each respective reporting period, including the current and deferred tax effects of each adjustment, and is adjusted for the effects of tax reform, if any. The Company consistently applies the overall assumed statutory tax rate to periods throughout each fiscal year and reassesses the overall assumed statutory rate on annual basis. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the thirty-nine weeks ended May 25, 2024 and May 27, 2023:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 25, 2024	May 27, 2023	May 25, 2024	May 27, 2023
Diluted earnings per share	$0.41	$0.35	$1.09	$0.96

Depreciation and amortization	0.05	0.05	0.16	0.15
Stock-based compensation expense	0.04	0.04	0.13	0.10
Executive transition costs	—	0.01	0.01	0.01
Business transaction costs	0.03	—	0.03	—
Term loan transaction fees	—	0.02	—	0.02
Tax effects of adjustments (1)	(0.03)	(0.03)	(0.08)	(0.07)
Rounding (5)	—	—	(0.01)	0.01
Adjusted diluted earnings per share	$0.50	$0.44	$1.33	$1.18
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.
(5) Adjusted Diluted Earnings Per Share amounts are computed independently for each quarter. Therefore, the sum of the quarterly Adjusted Diluted Earnings Per Share amounts may not equal the year to date Adjusted Diluted Earnings Per Share amounts due to rounding.